Exhibit 23.1

Board of Directors
Wuhan General Group (China), Inc.

Consent of Independent Registered Public Accounting Firm

We hereby consent to your disclosure of our audit report dated May 20, 2007 on the consolidated financial statements of Wuhan General Group (China), Inc. as of and for the years ended December 31, 2006 and 2005, and our review report dated October 27, 2007 on the unaudited consolidated financial statements of Wuhan General Group (China), Inc. as of September 30, 2007 and 2006 and for the three-month and nine-month periods then ended on Form SB-2 of Wuhan General Group (China), Inc.

South San Francisco, California November 19, 2007	/s/ Samuel H. Wong & Co., LLP Samuel H. Wong & Co., LLP Certified Public Accountants

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